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							   OMB APPROVAL
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						OMB Number 3235-0362
                                                Expires: January 31, 2005
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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

			          AMENDED FORM 5

        AMENDED ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject to Section 16. Form 4 or 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported


______________________________________________________________________________
1.   Name and Address of Reporting Person*

Sharp				Robert			G.
______________________________________________________________________________
   (Last)                           (First)             (Middle)

843 Knapp Drive
______________________________________________________________________________
				    (Street)

Santa Barbara    			CA		93108
______________________________________________________________________________
   (City)                           (State)              (Zip)


______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Detwiler, Mitchell & Co.  (Nasdaq: DMCO)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


______________________________________________________________________________
4.   Statement for Month/Year

2001
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

2/2002
==============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
______________________________________________________________________________



==============================================================================
	   Table I -- Non-Derivative Securities Acquired, Disposed of,
			     or Beneficially Owned
==============================================================================







								      5. 	   6.
					   4.                         Amount of    Owner-
					   Securities Acquired (A) or Securities   ship
			                   Disposed of (D)            Beneficially Form:        7.
                                           (Instr. 3, 4 and 5)        Owned at End Direct       Nature of
		  2.           3.          -------------------------- of Issuer's  (D) or       Indirect
1.                Transaction  Transaction             (A)     Price  Fiscal Year  Indirect     Beneficial
Title of Security Date         Code        Amount      or             (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)   (Instr. 8)              (D)            and 4)       (Instr. 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------

Common Stock***   10/22/01      S          1,000        D     $1.56    26,250        D
-----------------------------------------------------------------------------------------------------------
Common Stock***   10/23/01      S         13,250        D     $1.31    26,250        D

-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


===========================================================================================================

* If the form is filed by more than one Reporting Person, see Instruction 4(b) (v).

*** Shares sold were contained in discretionary account held by reporting person. Reporting person did not know of the sale of the shares at the time of the first filing of this Form 5.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			    (Print or Type Responses)
								       (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
	 (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================
                                                                                                     10.
                                                                                            9.       Owner-
											    Number   ship
											    of       Form
	   2.                                                                               Deriv-   of
	   Conver-                 5.                              7.                       ative    Deriv-  11.
	   sion                    Number of                       Title and Amount         Secur-   ative   Nature
	   or                      Derivative     6.               of Underlying    8.      ities    Secur-  of
	   Exer-                   Securities     Date             Securities       Price   Bene-    ity:    In-
	   cise    3.              Acquired (A)   Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
	   Price   Trans-  4.      or Disposed    Expiration Date  ---------------- Deriv-  Owned    (D) or  Bene-
1.         of      action  Trans-  (D)            (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of   Deriv-  Date    action  (Instr. 3,     ----------------           or     Secur-  of       direct  Owner-
Derivative ative   (Month/ Code    4 and 5)       Date     Expira-           Number ity     Year     (I)     ship
Security   Secur-  Day/    (Instr. -------------  Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   8)      (A)      (D)   cisable  Date    Title     Shares 5)      4)        4)     4)
---------------------------------------------------------------------------------------------------------------------

Non-Quali- $2.58   5/1/     A       6,000	  5/1/     5/1/    Common    6,000  $2.58    6,000    D
fied Stock         2001                           2002**** 2011    Stock
Option
(right to
buy)
---------------------------------------------------------------------------------------------------------------------

Non-Quali- $4.50   2/17/            6,250	  12/31/   2/17/   Common    6,250  $4.50    6,250    D
fied Stock         1998                           1998     2003    Stock
Option
(right to
buy)*****

---------------------------------------------------------------------------------------------------------------------
Non-Quali- $7.50   5/01/            3,000	  5/1/     5/1/    Common    3,000  $7.50    3,000    D
fied Stock         1998                           1999     2003    Stock
Option
(right to
buy)*****


---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------


=====================================================================================================================

Explanation of Responses:
**** Represents grant of option to buy 6,000 shares of Detwiler, Mitchell & Co. common stock under the Company's 2000 Omnibus Equity Incentive Plan at a price of $2.58 per share. The shares are exercisable in three equal parts each year beginning 5/1/2002.

***** Previously reported stock options with price and number of shares adjusted to reflect one-for-four reverse split of common stock in March 2001. All options fully vested and exercisable.

/s/ Robert Sharp                                              7/2/2002
---------------------------------------------            -------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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